Exhibit 99.1

FOR IMMEDIATE RELEASE:	Feb. 27, 2017
NW Natural Reports Results for the
Three and Twelve Months Ended Dec. 31, 2016
Issues 2017 EPS Guidance
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•	Reported consolidated earnings of $2.12 per share on net income of $58.9 million for 2016, compared to $1.96 per share and $53.7 million for 2015.

•
Affecting both annual periods was the environmental cost recovery docket and the implementation of the environmental cost recovery mechanism. As a result of decisions in this docket, we recorded a $2.0 million after-tax or $0.07 per share disallowance in 2016, and in 2015 we recorded a $9.1 million after-tax or $0.33 per share disallowance(1). Excluding these disallowances(2), net income was $2.19 per share for 2016 and $2.29 per share for 2015 from lower other income and higher O&M expense.

•	Increased utility margin by $5.2 million for 2016 with the addition of 10,700 utility customers reflecting an annual customer growth rate of 1.5% for the year.

•	Began construction on North Mist Gas Storage Expansion Project. Project costs are estimated to be $128 million with an in-service date targeted for the winter of 2018-19.

•
Continued our legacy of excellent customer service with the highest residential customer satisfaction score among large utilities in the West and the second highest residential score in the nation in the 2016 J.D. Power Gas Utility Customer Satisfaction study. The Company also ranked first in the West and posted the second highest score in the nation in the 2016 J.D. Power Gas Utility Business Customer Satisfaction Study.

•
Reduced residential customer rates to the lowest level in 15 years with a rate reduction effective Nov. 1, 2016 in both Oregon and Washington. In addition, we credited $19.4 million to customers' June bills.

•
Outlined our long-term strategy to continue safely, reliably, and affordably serving our growing customer base in our 2016 Integrated Resource Plan and have received acknowledgment of the Plan from the Oregon Commission.

•	Delivered increasing dividends for the 61st consecutive year. The Company’s current annual indicated dividend rate is $1.88 per share.

•	Issued earnings guidance for 2017 with earnings per share expected to range from $2.05 to $2.25 per share.
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PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings per share (EPS) of $2.12 on net income of $58.9 million for 2016, compared to $1.96 per share on net income of $53.7 million for 2015. Results for the year were affected by non-cash charges related to the Company's environmental regulatory proceeding in 2016 and 2015. The first quarter of 2016 included a $2.0 million after-tax, or $0.07 per share disallowance(1), from the OPUC's 2016 Order (2016 Order), which was related to the Company's compliance filing under the environmental mechanism. The first quarter of 2015 included a $9.1 million after-tax charge or $0.33 per share disallowance from the February 2015 OPUC Order (2015 Order) in the environmental docket.

Excluding these charges(2) on a non-GAAP basis, consolidated earnings were $2.19 per share on net income of $60.9 million for 2016, compared to $2.29 per share on net income of $62.8 million for 2015. The decrease in net income was primarily due to lower other income and higher O&M expense, offset in part by strong utility margin and improved gas storage revenues.

"This was a significant year for NW Natural with important progress on key growth initiatives such as the North Mist Expansion Project," said David H. Anderson, President and CEO. "Our core utility continued to perform well with strong margins and the highest annual customer growth rate since 2008. And I'm proud that once again the dedication of our employees led to the highest residential and business customer satisfaction score in the West according to J.D. Power and Associates. This legacy of service coupled with historically low natural gas prices and a strong customer preference for our product is creating opportunities that I am confident we can execute on for continued growth in the years to come."
__________________________________________________
(1)EPS calculation based on average diluted shares outstanding of 27.8 million for 2016 and 27.4 million for 2015 and an income tax rate of 39.5% for both periods.
(2)See tabular reconciliation of non-GAAP measures in Consolidated Results section below.

Construction Begins on North Mist Gas Storage Expansion Project
The North Mist Gas Storage Expansion Project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities, which are integrating more wind power into their generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy - like wind and solar - rise and fall with natural variability. Through our no-notice service, the local electric company will be able to draw on our North Mist gas storage facility to meet its fueling needs and rapidly respond to changing conditions in wind generation. The reliability and flexibility of supporting resources like natural gas are vital to Oregon as we seek to move toward 50% renewable electricity by 2040.

The estimated cost of the expansion is $128 million with a targeted in-service date for the winter of 2018-19. As of Dec. 31, 2016, the Company has invested $21 million in the expansion with an additional $80 to $90 million expected in 2017 and the reminder of the expenditures in 2018.

During the fourth quarter of 2016 and early 2017, the Company began constructing the main well pad and drilling the wells. We also commenced analyzing the reservoir and began procuring materials for the project. In 2017 we anticipate continuing construction of the well pads, the compressors, and the pipeline with final construction steps, natural gas injections, and testing planned in 2018 to meet the targeted in-service date. The expansion will be rate-based under an established tariff when it is placed into service.

Full-Year and Fourth Quarter Results
Consolidated Results
For the year ended Dec. 31, 2016, NW Natural earnings increased $5.2 million or $0.16 per share compared to 2015 largely due to the non-cash charges related to the 2015 and 2016 Orders. Excluding these charges on a non-GAAP basis, net income decreased $1.9 million or $0.10 per share for the same comparative periods primarily due to several offsetting factors including a $5.5 million decrease in other income related to the recognition of equity earnings on environmental expenditures in 2015 and a $7.0 million increase in O&M expense as we resumed sustainable expense levels after temporary cost savings initiatives in 2015. These factors were offset in part by a $5.2 million increase in utility margin attributable to customer growth and a $3.9 million increase in gas storage revenues.

The full year results are summarized in the table below:

	Twelve Months Ended December 31,
	2016		2015
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change	Per Share Change
Net income:
Utility segment	$54,567	$1.96	$53,391	$1.95	$1,176	$0.01
Gas storage segment	4,303	0.16	174	0.01	4,129	0.15
Other	25	—	138	—	(113)	—
Consolidated net income	$58,895	$2.12	$53,703	$1.96	$5,192	$0.16
Adjustments:
Regulatory environmental disallowance, net of taxes ($1,304 and $5,925)(1)	1,996	0.07	9,075	0.33	(7,079)	(0.26)
Adjusted consolidated net income(1)	$60,891	$2.19	$62,778	$2.29	$(1,887)	$(0.10)
Utility margin	$376,591		$371,392		$5,199
Gas storage operating revenues	25,266		21,356		3,910
(1) Regulatory environmental disallowance of $3.3 million in 2016 was recorded in utility other income ($2.8 million) and utility O&M expense ($0.5 million). Regulatory environmental disallowance of $15.0 million in 2015 was recorded in utility O&M expense. Adjusted EPS and net income are non-GAAP financial measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and 27.8 million and 27.4 million diluted shares for the twelve months ended Dec. 31, 2016 and 2015, respectively.

For the three months ended Dec. 31, 2016, net income decreased $1.4 million or $0.08 per share compared to the same period in 2015 due to a $4.1 million increase in O&M expense partially offset by $1.2 million increase in utility margins and a $1.6 million decrease in interest expense due to similar trends noted for the annual period.

The fourth quarter results are summarized in the table below:

	Three Months Ended December 31,
	2016		2015
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change	Per Share Change
Net income (loss):
Utility segment	$27,719	$0.98	$30,340	$1.11	$(2,621)	$(0.13)
Gas storage segment	315	0.01	(653)	(0.03)	968	0.04
Other	241	0.01	18	—	223	0.01
Consolidated net income	$28,275	$1.00	$29,705	$1.08	$(1,430)	$(0.08)
Utility margin	$119,633		$118,457		$1,176
Gas storage operating revenues	5,612		5,124		488

Utility Results
For the year ended Dec. 31, 2016, utility segment net income increased $1.2 million or $0.01 per share compared to 2015 due to several offsetting factors including a $5.2 million increase in utility margin reflecting customer growth and an increase in gas cost incentive sharing gains, and an $8.3 million decrease in O&M expense primarily due to the environmental disallowance in 2015. These positive factors were offset by a $8.7 million decrease in other income mainly due to the recognition of equity earnings on deferred environmental expenditures from the 2015 Order and an environmental interest disallowance from the 2016 Order. Depreciation expense also increased $1.9 million due to planned additional utility capital investments.

For the three months ended Dec. 31, 2016, utility segment net income decreased $2.6 million or $0.13 per share compared to the same period in 2015 due to a $4.3 million increase in O&M expense from higher payroll, contractor, and professional service expenses, partially offset by a $1.2 million increase in utility margin primarily reflecting customer growth.

Customer Growth. NW Natural achieved a customer growth rate for the trailing twelve-month period ended Dec. 31, 2016 of 1.5%, with the Company serving over 725,000 customers at year end.

Utility Volume and Margin. The following table presents key utility margin metrics:

	Twelve Months Ended December 31,
			Favorable/(Unfavorable)
(Dollars and therms in thousands)	2016	2015	Change	% Change
Gas sales and transportation deliveries (in therms)	1,084,996	1,028,612	56,384	5%
Weather (in heating degree days)	3,551	3,458	93	3%
Utility operating revenues	$650,477	$702,210	$(51,733)	(7)%
Less: Cost of gas	260,588	327,305	66,717	20%
Environmental remediation expense	13,298	3,513	(9,785)	(279)%
Utility margin(1)	$376,591	$371,392	$5,199	1%

	Three Months Ended December 31,
			Favorable/(Unfavorable)
(Dollars and therms in thousands)	2016	2015	Change	% Change
Gas sales and transportation deliveries (in therms)	357,309	336,085	21,224	6%
Weather (in heating degree days)	1,485	1,390	95	7%
Utility operating revenues	$227,860	$225,538	$2,322	1%
Less: Cost of gas	103,042	103,568	526	1%
Environmental remediation expense	5,185	3,513	(1,672)	(48)%
Utility margin(1)	$119,633	$118,457	$1,176	1%
(1) In November 2015 the Company began collecting revenues from customers through the environmental mechanism. These collections are included in utility operating revenues and are offset by the amortization of environmental liabilities presented in the environmental remediation expense line in the operating expense section of the income statement. Utility margin provides a key metric in assessing the performance of the utility segment.

For the year ended Dec. 31, 2016, utility margin increased $5.2 million compared to 2015 due to a $5.7 million increase from customer growth and a $0.8 million increase in gains from our gas cost incentive sharing mechanism as a result of lower gas prices than those estimated in the Purchased Gas Adjustment (PGA). These increases were offset by a $1.3 million decrease in contributions from our gas reserve investments due to amortization of the investment.

Although weather overall for 2016 was comparable to 2015, deliveries increased 5% due to colder weather during our peak heating season, specifically the first quarter and December of 2016 compared to 2015. Temperatures during 2016 and 2015 were warmer than average by 17% and 18% , respectively, with 2015 experiencing record warm weather.

For the three months ended Dec. 31, 2016, utility margin increased $1.2 million compared to the same period in 2015 primarily due to a $1.7 million increase from customer growth and a $0.6 million increase from higher usage during colder weather in December 2016 from our Washington customers that do not have a weather normalization mechanism and Oregon customers who opt out of the weather normalization mechanism. These increases were offset by a $1.4 million decrease in gains from our gas cost incentive sharing mechanism.

Although we continued to experience warmer than average weather overall during the fourth quarter of 2016 with temperatures 7% above average, deliveries of natural gas increased 6% for the three months ended Dec. 31, 2016 compared to the same period in 2015 as weather was 7% colder than 2015.

Gas Storage Results
For the year ended Dec. 31, 2016, the gas storage segment net income increased $4.1 million or $0.15 per share compared to 2015. For the three months ended Dec. 31, 2016, the gas storage segment net income increased $1.0 million or $0.04 per share compared to the same period in 2015. Both the annual and fourth quarter results reflected an increase in asset management revenues from our Mist facility and transportation capacity as well as slightly higher firm revenues at Gill Ranch for the 2016-17 gas storage year. In addition, lower interest expense also contributed to improved results.

Consolidated Operations
For the year ended Dec. 31, 2016, O&M expense decreased $7.5 million compared to 2015 primarily due to the $15.0 million pre-tax charge from the 2015 Order offset by higher expenses as we resumed a sustainable operating expense level in 2016 after implementing temporary cost savings initiatives in the second half of 2015. Expense increases were primarily in utility payroll and non-payroll. Payroll increased due to additional field support and customer service employees and general pay increases. Non-payroll increases were in professional services and contract work due to general customer service cost increases from system integrity work and other maintenance. For the three months ended Dec. 31, 2016, O&M expense increased $4.1 million compared to the same period in 2015 primarily due to similar trends noted for the annual period.

For the year ended Dec. 31, 2016, other income decreased $8.3 million compared to 2015 primarily due to the recognition of $5.3 million of equity earnings from deferred environmental expenses as a result of the 2015 Order. In addition, the 2016 Order resulted in a disallowance of $2.8 million. For the three months ended Dec. 31, 2016, other income was comparable to the same period in the prior year.

Cash Flows
Cash provided by operations increased $37.5 million to $222.1 million for 2016 due to an increase in working capital reflecting higher gas cost payable balances related to colder comparative weather in December 2016 and an increase in deferred tax liabilities primarily from the continued availability of bonus depreciation. These factors were partially offset by changes in deferred gas costs reflecting variances in actual natural gas market prices compared to those forecasted in the PGA and an early gas cost savings credit on customers' bills in June 2016.

Cash outflows from investing activities increased $21.3 million to $136.6 million for 2016 primarily due to higher capital expenditures from projects such as infrastructure upgrades in Clark County, Washington to support customer growth, the refurbishment of our liquefied natural gas facility in Newport, Oregon, the North Mist Expansion Project, and our on-going investment in technology.

Cash outflows from financing activities increased $11.5 million to $86.2 million for 2016 primarily due to the reduction of short-term debt and commercial paper balances partially offset by proceeds from a $53 million equity issuance in November 2016 and long-term debt issuances totaling $150 million in December 2016.

2017 Earnings Guidance
The Company initiated 2017 earnings guidance today in the range of $2.05 to $2.25 per share. This guidance assumes customer growth from our utility segment, average weather conditions, slow recovery of the gas storage market, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 47 cents per share on the Company’s common stock. The dividends were paid Feb. 15, 2017 to shareholders of record on Jan. 31, 2017. The Company’s indicated annual dividend rate is $1.88 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory charges related to the Orders implementing the SRRM in 2015 and 2016, which are non-GAAP financial measures. We present net income, EPS, and O&M expense excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 27, 2017 to review the Company's financial and operating results for the year and quarter ended Dec. 31, 2016.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-902-4110. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10099417). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, O&M expense, capital expenditures, free cash flow levels, revenues and earnings and the timing thereof, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 725,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.1 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #
Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Fourth Quarter and Year - 2016

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2016	2015	Change	2016	2015	Change
Operating revenues	$233,528	$230,718	1%	$675,967	$723,791	(7)%

Operating expenses:
Cost of gas	103,042	103,568	(1)	260,588	327,305	(20)
Operations and maintenance	40,203	36,063	11	149,974	157,521	(5)
Environmental remediation	5,185	3,513	48	13,298	3,513	279
General taxes	7,205	7,128	1	30,538	30,281	1
Depreciation and amortization	20,854	20,240	3	82,289	80,923	2
Total operating expenses	176,489	170,512	4	536,687	599,543	(10)
Income from operations	57,039	60,206	(5)	139,280	124,248	12
Other income (expense), net	601	817	(26)	(543)	7,747	(107)
Interest expense, net	9,945	11,509	(14)	39,128	42,539	(8)
Income before income taxes	47,695	49,514	(4)	99,609	89,456	11
Income tax expense	19,420	19,809	(2)	40,714	35,753	14
Net income	$28,275	$29,705	(5)	$58,895	$53,703	10

Common shares outstanding:
Average diluted for period	28,202	27,473		27,779	27,417
End of period	28,630	27,427		28,630	27,427

Per share information:
Diluted earnings per share	$1.00	$1.08		$2.12	$1.96
Dividends declared per share of common stock	0.470	0.468		1.87	1.86
Book value per share, end of period	29.71	28.47		29.71	28.47
Market closing price, end of period	59.80	50.61		59.80	50.61

Capital structure, end of period:
Common stock equity	52.4%	47.5%		52.4%	47.5%
Long-term debt	41.9	34.6		41.9	34.6
Short-term debt (including amounts due in one year)	5.7	17.9		5.7	17.9
Total	100.0%	100.0%		100.0%	100.0%

Operating statistics:
Customers - end of period	725,146	714,428	1.5%	725,146	714,428	1.5%
Utility volumes - therms:
Residential and commercial sales	228,113	213,183		609,222	570,728
Industrial sales and transportation	129,196	122,902		475,774	457,884
Total utility volumes sold and delivered	357,309	336,085		1,084,996	1,028,612
Utility operating revenues:
Residential and commercial sales	$215,701	$212,768		$604,390	$644,835
Industrial sales and transportation	17,338	17,872		59,386	71,495
Other revenues	680	726		3,812	3,914
Less: Revenue taxes	5,859	5,828		17,111	18,034
Total utility operating revenues	227,860	225,538		650,477	702,210
Less: Cost of gas	103,042	103,568		260,588	327,305
Environmental remediation expense	5,185	3,513		13,298	3,513
Utility margin, net	$119,633	$118,457		$376,591	$371,392
Degree days:
Average (25-year average)	1,600	1,600		4,256	4,240
Actual	1,485	1,390	7%	3,551	3,458	3%
Percent (warmer) colder than average weather	(7)%	(13)%		(17)%	(18)%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	December 31,	December 31,
In thousands	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$3,521	$4,211
Accounts receivable	66,700	68,228
Accrued unbilled revenue	64,946	57,987
Allowance for uncollectible accounts	(1,290)	(870)
Regulatory assets	42,362	69,178
Derivative instruments	17,031	2,719
Inventories	54,129	70,868
Gas reserves	15,926	17,094
Income taxes receivable	—	7,900
Other current assets	24,728	33,460
Total current assets	288,053	330,775
Non-current assets:
Property, plant, and equipment	3,208,816	3,089,380
Less: Accumulated depreciation	947,916	906,717
Total property, plant, and equipment, net	2,260,900	2,182,663
Gas reserves	100,184	114,552
Regulatory assets	357,530	370,711
Derivative instruments	3,265	27
Other investments	68,376	68,066
Other non-current assets	1,493	2,616
Total non-current assets	2,791,748	2,738,635
Total assets	$3,079,801	$3,069,410
Liabilities and equity:
Current liabilities:
Short-term debt	$53,300	$270,035
Current maturities of long-term debt	39,989	24,973
Accounts payable	85,664	73,219
Taxes accrued	12,149	10,420
Interest accrued	5,966	5,873
Regulatory liabilities	40,290	29,927
Derivative instruments	1,315	22,092
Other current liabilities	35,844	41,148
Total current liabilities	274,517	477,687
Long-term debt	679,334	569,445
Deferred credits and other non-current liabilities:
Deferred tax liabilities	557,085	530,021
Regulatory liabilities	349,319	339,287
Pension and other postretirement benefit liabilities	225,725	223,105
Derivative instruments	913	3,447
Other non-current liabilities	142,411	145,446
Total deferred credits and other non-current liabilities	1,275,453	1,241,306
Equity:
Common stock	445,187	383,144
Retained earnings	412,261	404,990
Accumulated other comprehensive loss	(6,951)	(7,162)
Total equity	850,497	780,972
Total liabilities and equity	$3,079,801	$3,069,410

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2016	2015
Operating activities:
Net income	$58,895	$53,703
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	82,289	80,923
Regulatory amortization of gas reserves	15,525	17,991
Deferred tax liabilities, net	32,056	26,972
Qualified defined benefit pension plan expense	5,274	5,697
Contributions to qualified defined benefit pension plans	(14,470)	(14,120)
Deferred environmental (expenditures) recoveries, net	(10,469)	(10,568)
Regulatory disallowance of prior environmental cost deferrals	3,287	15,000
Interest income on deferred environmental expenses	—	(5,322)
Amortization of environmental remediation	13,298	3,513
Other	3,225	3,709
Changes in assets and liabilities:
Receivables	(7,484)	2,373
Inventories	16,620	6,964
Income taxes	9,467	(6,541)
Accounts payable	12,380	(17,175)
Interest accrued	93	(206)
Deferred gas costs	(10,204)	31,918
Other, net	12,365	(10,143)
Cash provided by operating activities	222,147	184,688
Investing activities:
Capital expenditures	(139,511)	(118,320)
Utility gas reserves	—	(1,549)
Proceeds from sale of assets	521	410
Restricted cash	—	3,000
Other	2,361	1,161
Cash used in investing activities	(136,629)	(115,298)
Financing activities:
Common stock issued, net	60,122	3,875
Long-term debt issued	150,000	—
Long-term debt retired	(25,000)	(60,000)
Change in short-term debt	(216,735)	35,335
Cash dividend payments on common stock	(51,508)	(49,243)
Other	(3,087)	(4,680)
Cash used in financing activities	(86,208)	(74,713)
(Decrease) increase in cash and cash equivalents	(690)	(5,323)
Cash and cash equivalents, beginning of period	4,211	9,534
Cash and cash equivalents, end of period	$3,521	$4,211

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$36,023	$39,634
Income taxes paid	(7,157)	17,306